NEWS RELEASE
BROOKFIELD HOMES REPORTS 2006 RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ year end investor conference call can be accessed by teleconference on February 1, 2007 at 5:00 pm (Eastern Time) at 1-888-825-9691, toll free in North America. The archived teleconference may be accessed by dialing 1-800-558-5253 (Reservation: 21319037), toll free in North America through March 1, 2007. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, February 1, 2007 – (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the year ended December 31, 2006:
•	Net income for 2006 totaled $148 million, a decrease of $71 million when compared to 2005, and 2006 earnings per share totaled $5.45, compared to $7.04 in 2005. These decreases are primarily related to fewer home and lot closings, and a decrease in housing gross margins to 26% in 2006 from 30% in 2005. The decline was partially offset by a decrease in selling, general and administrative expense, related primarily to the mark-to-market adjustment of the stock compensation obligation. Net income in 2006 includes write-downs of $10 million ($6 million after tax) related to finished lots acquired in 2005 and lot options on unentitled land that expired.

•	Net income for the three months ended December 31, 2006 was $58 million, a decrease of $72 million when compared to the same period in 2005. The decrease is primarily related to fewer home and lot closings and a decrease in housing gross margins to 24% for the three months ended December 31, 2006 from 31% for the same period in 2005.

•	Fourth Quarter and Year Ended 2006 Financial and Operating Highlights

Results of Operations	Three Months Ended Dec. 31		Years Ended Dec. 31
(Millions, except per share amounts)	2006	2005	2006	2005

Home closings (units)	477	640	1,159	1,582
Lot sales (units)	218	802	834	1,242
Housing revenue	$309	$440	$784	$1,074
Housing gross margin	$74	$138	$206	$324
Total revenue	$337	$559	$888	$1,231
Total gross margin	$85	$211	$261	$416
Selling, general and administrative expense	$31	$21	$66	$90
Contribution from lot sales to net income	$5	$37	$26	$45
Net income	$58	$130	$148	$219
Earnings per share – diluted	$2.19	$4.36	$5.45	$7.04

•	Housing revenue totaled $784 million, compared to $1,074 million in 2005. The decrease in housing revenue is primarily due to 423 fewer home closings during 2006 when compared to 2005.

•	Cash flow from operating activities was $26 million in 2006, and during the three years ended December 31, 2006, the company generated a total of $250 million of operating cash flow.
Recent Developments and Operating Highlights
•	Home and Lot Closings: In 2006, Brookfield Homes closed 1,159 homes and 834 lots for a total of 1,993 home and lot closings. This compares to a total of 2,824 home and lot closings in 2005. Brookfield Homes’ backlog as of the end of January 2007 was approximately 30% of the estimated 1,150 to 1,250 home closings for 2007. The company is also targeting the sale of 1,000 lots in 2007.

•	Lots Owned and Controlled: The company’s lots owned or controlled at December 31, 2006 total 27,616, a decrease of 6% from inventory levels at the end of 2005. Direct ownership of 12,719 lots provides strong visibility on Brookfield Homes’ future cash flows, and the 14,897 lots under option are controlled with the objective of adding value through land entitlements. While housing gross margins have decreased in 2006, they continue to exceed the industry average, particularly as a result of the entitlement and development of approximately 70% of the lots on which the company delivered homes.

•	Lot Management: While 2006 was a challenging year for the homebuilding industry, the company maintained its focus on its core strategies of proactively managing its capital and creating value through the entitlement of land. Specifically in 2006, the company entitled approximately 5,000 lots, creating value and providing visibility on future cash flows. In addition, while the company let certain options expire, Brookfield Homes also acquired control, primarily through options, of strategically placed lots in high growth regions of approximately 1,500 lots.

•	A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington
	California	Los Angeles	Riverside	D.C. Area	Other	Total

Geographic diversification of lots	35%	11%	28%	25%	1%	100%
2006 home closings (units)	107	326	288	375	63	1,159
2006 lot closings (units)	50	357	365	62	—	834

Lot supply
Owned	1,245	1,057	6,216	4,051	150	12,719
Optioned	8,564	1,964	1,500	2,869	—	14,897

Total	9,809	3,021	7,716	6,920	150	27,616

•	Strengthened Balance Sheet — In 2006, the net debt to capitalization ratio improved to 55% from 61% in 2005, and during the year, Brookfield Homes returned a further $49 million to shareholders through the purchase of 964,200 shares and common dividends.

•	Declared Dividend — The company declared a semi-annual dividend of $0.20 per common share payable on June 29, 2007 to stockholders of record on June 15, 2007.

Outlook
“Last year we anticipated a cyclical slowdown for residential homebuilders, and we expect this will continue into 2007. Although our home and lot sales declined, we believe our proactive management strategy ensures we remain well positioned to generate strong operating margins and create shareholder value. In summary, we have a significant and attractive land inventory, the majority of which was owned or controlled prior to 2004 through land options. During the year, we continued to meet our objectives to add value having entitled almost 5,000 lots we control,” concluded Ian Cockwell, Brookfield Homes’ President and Chief Executive Officer.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 28,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www. brookfieldhomes. com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: inorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings, deliveries and lot sales (and the timing thereof), the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Condensed Balance Sheets

	As at December 31
(thousands)	2006	2005	2004

Assets
Housing and land inventory	$1,075,192	$912,617	$679,930
Investments in housing and land joint ventures	90,325	53,260	59,810
Consolidated land inventory not owned	59,381	22,100	47,240
Receivables and other assets	37,031	94,081	73,986
Cash and cash equivalents	86,809	198,411	186,731
Deferred income taxes	52,715	49,417	33,924

	$1,401,453	$1,329,886	$1,081,621

Liabilities and Stockholders’ Equity
Project specific and other financings	$657,909	$691,410	$512,098
Accounts payable and other liabilities	280,083	320,787	256,985
Minority interest	92,055	53,040	66,422
Stockholders’ equity	371,406	264,649	246,116

	$1,401,453	$1,329,886	$1,081,621

Brookfield Homes Corporation
Consolidated Statements of Income

	Three Months Ended		Years Ended
	December 31		December 31
(thousands, except per share amounts)	2006	2005	2006	2005

Revenue
Housing	$308,632	$440,589	$784,162	$1,074,155
Land and other revenues	27,612	118,169	103,626	156,897

Total revenue	336,244	558,758	887,788	1 ,231 ,052
Direct cost of sales	(251,351)	(348,569)	(626,858)	(815,423)

	84,893	210,189	260,930	415,629
Equity in earnings from housing and land joint ventures	45,410	39,835	58,284	65,084
Selling, general and administrative expense	(31,326)	(19,799)	(65,990)	(89,693)
Minority interest	(9,237)	(20,621)	(18,378)	(36,498)

Net income before taxes	89,740	209,604	234,846	354,522
Income tax expense	(30,917)	(79,985)	(86,492)	(135,782)

Net income	$58,823	$129,619	$148,354	$218,740

Weighted average shares outstanding
Basic	26,555	29,208	26,874	30,497
Diluted	26,907	29,743	27,243	31,071

Earnings per share
Basic	$2.22	$4.44	$5.52	$7.17
Diluted	$2.19	$4.36	$5.45	$7.04